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                                  EXHIBIT 16


September 7, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549





Dear Sir/Madam:

We have read the six paragraphs of Item 4 included in the Form 8-K dated September 9, 1999 of Americ an Technologies Group, Inc. to be filed with the Securities and Exchange Commission and have the following comments:

      a. We agree with the statement made in paragraph (a)(1)(A) with regards to our resignation. However, we have no basis to agree or disagree with the statement in paragraph (a)(1)(A) concerning the appointment of Corbin & Wertz or of American Technologies Group, Inc.'s continuing effort to reduce expenses.

      b.  We agree with the statements made in paragraph (a)(1)(B), (a)(1)(C),
          (a)(1)(D) and (a)(3).

      c. We have no basis to agree or disagree with the statements in section(a)(2).

Very truly yours,

ARTHUR ANDERSEN LLP

Copy to:  Mr. Larry Brady, CEO, American Technologies Group, Inc.